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Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
GLEACHER & COMPANY, INC.
of
Up to 10 million Shares of its Common Stock
At a Purchase Price Not Less Than $1.30 and Not More Than $1.55 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 2, 2011, UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

        Gleacher & Company, Inc., a Delaware corporation ("we," "us" or the "Company"), invites its stockholders to tender up to 10 million shares of its common stock, $0.01 par value per share (the "shares"), for purchase by the Company at a price not less than $1.30 and not more than $1.55 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO (which collectively, as they may be amended or supplemented from time to time, the "tender offer materials"). The terms and conditions set forth in the tender offer materials collectively constitute the "tender offer." Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not less than $1.30 nor more than $1.55 per share, that will allow us to purchase 10 million shares, or such lesser number of shares properly tendered and not properly withdrawn (the price as so determined, the "Purchase Price"). We will purchase at the Purchase Price all shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and "odd lot" priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        Our shares are listed and traded on the NASDAQ Global Select Market under the trading symbol "GLCH." On September 12, 2011, the last reported sale price of the shares was $1.04 per share. You are urged to obtain current market quotations for the shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. NONE OF THE COMPANY'S DIRECTORS, ITS EXECUTIVE OFFICERS OR MATLINPATTERSON FA ACQUISITION LLC (A SIGNIFICANT STOCKHOLDER THAT IS AN "ASSOCIATE" (WITHIN THE MEANING OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED) OF TWO MEMBERS OF OUR BOARD OF DIRECTORS) WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

The Dealer Manager for the Tender Offer:

Gleacher & Company Securities, Inc.

Offer to Purchase dated September 14, 2011

 IMPORTANT

        If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have your nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to The American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, at its address shown on the Letter of Transmittal; or

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

        If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

        Holders of vested but unexercised options who wish to tender may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon exercise in accordance with the tender offer. Participants in the Gleacher & Company Securities, Inc. Employees' Retirement and Savings Plan (the "401(k) Plan") who hold shares in the legacy Gleacher & Company, Inc. fund through the trustee of the 401(k) Plan, Reliance Trust Company (the "Legacy Fund"), who wish to tender any of such shares in the tender offer must follow the separate instructions and procedures described in Section 3. Holders or beneficial owners of shares in the 401(k) Plan through the self-directed Brokerage Account option should follow the instructions and procedures they receive from their broker.

        Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer, or to Gleacher & Company Securities, Inc., the Company's wholly owned broker-dealer subsidiary and the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent.

        We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        We (Gleacher & Company, Inc.) are offering to purchase your shares. See Section 1.

What will the purchase price for the shares be?

        We are conducting an offer by means of a modified "Dutch auction" to purchase for cash, upon the terms and subject to the conditions of the tender offer, up to 10 million shares of our common stock pursuant to auction tenders at prices specified by the tendering stockholders of not less than $1.30 nor more than $1.55 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable after the tender offer expires. We will select the lowest purchase price, not less than $1.30 nor more than $1.55 per share, that will allow us to purchase 10 million shares, or such lesser number of shares properly tendered and not properly withdrawn. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer. See Section 1.

        If you wish to maximize the chance that your shares will be purchased in the offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $1.30 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $1.30 per share.

What will be the form of payment of the Purchase Price?

        If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the expiration of the tender offer period. See Section 1.

How many shares will the Company purchase?

        We will purchase up to 10 million shares in the tender offer, or such lesser number of shares as are properly tendered at or below the Purchase Price and not properly withdrawn. The 10 million shares represent 7.84% of our outstanding common stock as of August 31, 2011. If more than 10 million shares are tendered, all shares tendered will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered, but it is subject to other conditions. See Section 7.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

How will the Company pay for the shares?

        We will use our available cash on hand to purchase shares tendered in the tender offer and to pay all related expenses. See Section 8 and Section 9.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on November 2, 2011, at 5:00 p.m., New York City time, unless we extend the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares (including shares held through the self-directed Brokerage Account option of the 401(k) Plan), it is likely they have an earlier deadline for accepting the tender offer. The deadline for tendering shares held in the Legacy Fund under the 401(k) Plan is earlier than the deadline for tendering shares not held in the Legacy Fund under the 401(k) Plan. See Section 3.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

        We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the tender offer?

        In determining to proceed with the tender offer, our board considered a broad range of factors, including the current and historical market prices for our shares, and the likelihood that repurchasing shares of our common stock in the tender offer would be accretive to our earnings and improve returns on equity. The board also considered our financial condition, operations, competitive position and resources, our desire for future financial flexibility, the attractiveness of the tender offer to our stockholders and alternative methods of repurchasing our shares other than pursuant to a tender offer. The board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

        Based on this review, the board determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. In particular, our board believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our board believes that the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

  •
  No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase up to 10 million shares in the tender offer.

  •
  No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

  •
  No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

  •
  No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

  •
  No decline in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index by more than 10% from the close of business on September 12, 2011 shall have occurred.

  •
  No tender or exchange offer for any or all of our shares (other than our self tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries shall have been proposed, announced or made by any person or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction.

  •
  The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NASDAQ Global Select Market or otherwise cause the shares to be eligible for deregistration under the Exchange Act.

        The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will the Company continue as a public company?

        The completion of the tender offer in accordance with its conditions will not cause the Company to be delisted from the NASDAQ Global Select Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If we purchase 10 million shares in the tender offer, we would have 117,553,267 shares outstanding following the completion of the tender offer (based on the number of shares outstanding as of August 31, 2011). See Section 2.

How do I tender my shares?

        To tender your shares, prior to 5:00 p.m., New York City time, on November 2, 2011, unless the tender offer is extended:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

  •
  if you are an institution participating in the Depository Trust Company, which we refer to as the "Book-Entry Transfer Facility," tender your shares according to the procedure for book-entry transfer described in Section 3;

  •
  if you want to tender your shares, but

  •
  the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the required time;

  •
  you cannot comply with the procedure for book-entry transfer by the required time; or

  •
  you cannot deliver the other required documents by the required time;

    you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3;

  •
  if you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer; or

  •
  if you hold shares in the Legacy Fund under the 401(k) Plan, you must direct the trustee of the 401(k) Plan to tender such shares in compliance with the procedures and deadline described in Section 3.

        You may contact the Information Agent, the Dealer Manager or your broker for assistance. See Section 1, Section 3 and the instructions to the Letter of Transmittal. See below for further details on tendering vested stock options or shares held in the Legacy Fund under the 401(k) Plan.

How do holders of vested stock options for shares participate in the tender offer?

        If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. If you executed a broker-assisted exercise of an option to pay the applicable exercise price and tax withholding, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes.

Can I participate in the tender offer if I hold shares in the Legacy Fund under the 401(k) Plan?

        Yes. Shares held in the Legacy Fund under the 401(k) Plan may be tendered in the tender offer, but the procedures and deadline for doing so differ from those applicable to shares not held in the Legacy Fund in the 401(k) Plan (in particular, an earlier deadline applies for administrative reasons). Participants who hold shares in the Legacy Fund under the 401(k) Plan will receive a direction form, which they may use to direct the trustee for the 401(k) Plan to tender eligible shares held in the Legacy Fund in their accounts in the 401(k) Plan. Participants may not use the Letter of Transmittal to direct the tender of their shares held in the Legacy Fund in the 401(k) Plan but must instead follow the separate instructions related to those shares. See Section 3. Holders or beneficial owners of shares in the 401(k) Plan through the self-directed Brokerage Account option should follow the instructions and procedures they receive from their broker.

Can I change my mind after I have tendered shares in the tender offer?

        Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on November 2, 2011, unless we extend it. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, on November 10, 2011 (the fortieth business day following September 14, 2011), you may also withdraw your shares at that time. See Section 4. The deadline for withdrawal of shares held in the Legacy Fund in the 401(k) Plan is earlier for administrative reasons. See Section 3 and Section 4.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

        Individuals who hold shares in the Legacy Fund in the 401(k) Plan who wish to withdraw previously tendered shares must follow the instructions found in the materials sent to them separately and complete a new direction form that is received by Standard Retirement Services (the "tabulation agent") by at least 3 business days prior to the expiration of the tender offer. See Section 3 and Section 4.

In what order will you purchase the tendered shares?

        We will purchase shares:

  •
  first, from all stockholders of "odd lots" (persons who own less than 100 shares) who properly tender all of their shares and do not properly withdraw them before the expiration of the tender offer;

  •
  second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares and do not properly withdraw them before the expiration of the tender offer; and

  •
  third, only if necessary to permit us to purchase up to 10 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

        See Section 6. Therefore, we may not purchase all of the shares that you tender.

Has the Company or its Board of Directors adopted a position on the tender offer?

        Our Board of Directors has approved the tender offer. However, none of the Company, our Board of Directors, or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict the way in which our stock will trade after expiration of the tender offer, and it is possible that our stock price will trade above the tender offer price after expiration of the offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company's directors and executive officers tender shares in the tender offer?

        The Company's directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. Similarly, MatlinPatterson FA Acquisition LLC ("MatlinPatterson") has informed us that it does not intend to tender any of its shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

        Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer.

When and how will the Company pay for the shares I tender?

        We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. At that time, we will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

        On September 12, 2011, the last reported sale price per share on the NASDAQ Global Select Market was $1.04 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

        Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the expiration date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer. Such repurchases may be made pursuant to the share repurchase program authorized by the Board of Directors on October 21, 2010, which permits the Company to repurchase up to $25.0 million of outstanding common stock through share repurchases, subject to certain restrictions. See Section 2.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the tender offer to you. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?

        The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is MacKenzie Partners, Inc., and the Dealer Manager is Gleacher & Company Securities, Inc. Their contact information is set forth on the back cover page of this Offer to Purchase.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        There are included or incorporated by reference in this Offer to Purchase certain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical information contained herein are forward-looking statements. These statements may contain projections relating to revenues, earnings, operations, other financial measures, economic conditions, trends and known uncertainties, and may include statements regarding our future performance, strategies and objectives. Representatives of the Company may also make forward-looking statements. Generally, the inclusion of the words "believe," "expect," "intend," "estimate," "project," "anticipate," "will" and similar expressions identify statements that constitute forward-looking statements.

        Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events. Rather, they reflect management's review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements. Any forward-looking statement speaks only as of the date on which the statement is made. The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof.

        By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

        Please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, including Item 1A, "Risk Factors," in such report, and to our Quarterly Report on Form 10-Q for the quarters ended June 30, 2011 and March 31, 2011 and our Current Report on Form 8-K filed on August 22, 2011 as well as our other filings with the Securities and Exchange Commission (the "Commission"), for a more detailed discussion of risks and uncertainties. Any forward-looking statement should be read and interpreted together with these other filings. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company's business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company's forward-looking statements.

 INTRODUCTION

To the Holders of our Common Stock:

        We invite our stockholders to tender shares of our common stock, $0.01 par value per share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials we are offering to purchase up to 10 million shares at a price not less than $1.30 and not more than $1.55 per share, less any applicable withholding taxes and without interest.

        The Purchase Price will be the lowest purchase price of not less than $1.30 nor more than $1.55 per share, that will allow us to purchase 10 million shares, or such lesser number of shares properly tendered and not properly withdrawn. We will purchase at the Purchase Price all shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase because of the proration and priority provisions (if more than the number of shares we seek are properly tendered and not properly withdrawn).

        All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

        The tender offer will expire at 5:00 p.m., New York City time, on November 2, 2011, unless extended (such date and time, as the same may be extended, the "Expiration Date"). We may, in our sole discretion, extend the period of time in which the tender offer will remain open.

        In determining to proceed with the tender offer, our board considered a broad range of factors, including the current and historical market prices for our shares, and the likelihood that repurchasing shares of our common stock in the tender offer would be accretive to our earnings and improve returns on equity. The board also considered our financial condition, operations, competitive position and resources, our desire for future financial flexibility, the attractiveness of the tender offer to our stockholders and alternative methods of repurchasing our shares other than pursuant to a tender offer. The board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

        Based on this review, the board determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. In particular, our board believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our board believes that the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

        Tendering stockholders will not be obligated to pay brokerage commissions or, subject to the instructions to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the tender offer. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so.

        The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE

INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SIMILARLY, MATLINPATTERSON HAS INFORMED US THAT IT DOES NOT INTEND TO TENDER ANY OF ITS SHARES IN THE TENDER OFFER. SEE SECTION 11.

        If, at the Expiration Date, more than 10 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) are properly tendered and not properly withdrawn, we will buy shares in the following order of priority:

  •
  first, from all holders of "odd lots" (holders of fewer than 100 shares) who properly tender all their shares and do not properly withdraw them before the Expiration Date;

  •
  second, on a pro rata basis from all other stockholders who properly tender shares, other than stockholders who tender conditionally and whose conditions are not satisfied; and

  •
  third, only if necessary to permit us to purchase 10 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares tendered pursuant to the tender offer. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

        Participants who hold shares in the Legacy Fund in the 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the Legacy Fund in the 401(k) Plan but must instead follow the separate instructions related to those shares set forth in the materials that have been or will be sent to them along with this Offer to Purchase and a direction form. If the tabulation agent for the 401(k) Plan has not received a participant's instructions by at least 3 business days prior to the expiration date of the tender offer, the trustee will not tender any shares held on behalf of that participant. Holders or beneficial owners of shares in the 401(k) Plan through the self-directed Brokerage Account option should follow the instructions and procedures they receive from their broker. Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the applicable option plan and tender some or all of those shares issued upon exercise. See Section 3.

        We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

        As of August 31, 2011, we had 127,553,267 shares of our common stock issued and outstanding. The 10 million shares that we are offering to purchase represent 7.84% of the shares then outstanding. The shares are listed and traded on the NASDAQ Global Select Market. On September 12, 2011, the last reported sale price of the shares was $1.04 per share. See Section 8. Stockholders are urged to obtain current market quotations for the shares.

 THE TENDER OFFER

1.     Number of Shares; Proration.

        General.    Upon the terms and subject to the conditions of the tender offer, we will purchase up to 10 million shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a price determined by us of not less than $1.30 nor more than $1.55 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements.

        If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

        If we:

  •
  increase the maximum price to be paid above $1.55 per share or decrease the price to be paid below $1.30 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

  •
  increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

  •
  decrease the number of shares being sought; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change to the price range, increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $1.30 nor more than $1.55 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company ultimately pays for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $1.30 or as high as $1.55. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $1.30 per share. Tendering stockholders who make this election should understand that the election may lower the purchase price and could result in such stockholder's shares being purchased at the minimum price of $1.30 per share.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense, promptly following the Expiration Date.

        If the number of shares properly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 10 million shares, or such greater number of shares as we may elect to purchase, subject to applicable law and regulation, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered.

        Priority of Purchases.    Upon the terms and subject to the conditions of the tender offer, if more than 10 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) have been properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

  •
  first, we will purchase all shares tendered by all holders of "odd lots" (as defined below) who:

  (1)
  tender all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

  (2)
  complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

  •
  second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

  •
  third, only if necessary to permit us to purchase 10 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation), shares conditionally tendered (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

        Odd Lots.    The term "odd lots" means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lots holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of the stockholder's shares pursuant to the tender offer must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

        As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    In determining to proceed with the tender offer, our board considered a broad range of factors, including the current and historical market prices for our shares, and the likelihood that repurchasing shares of our common stock in the tender offer would be accretive to our earnings and improve returns on equity. The board also considered our financial condition, operations, competitive position and resources, our desire for future financial flexibility, the attractiveness of the tender offer to our stockholders and alternative methods of repurchasing our shares other than pursuant to a tender offer. The board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

        Based on this review, the board determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. In particular, our board believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our board believes that the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

        Our Board of Directors has approved the tender offer. However, none of the Company, our Board of Directors or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender, or at what price you choose to tender your shares. In so doing, you should read carefully the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company's directors and executive officers will not tender any of their shares in the tender offer. Similarly, MatlinPatterson has informed us that it does not intend to tender any of its shares in the tender offer. See Section 11.

        Certain Effects of the Tender Offer.    As of August 31, 2011, we had 127,553,267 shares of our common stock issued and outstanding. The 10 million shares that we are offering to purchase pursuant to the tender offer represent 7.84% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NASDAQ Global Select Market or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

        The tender offer will reduce our "public float," which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the offer, MatlinPatterson and any other stockholders who do not participate in the offer.

        Based on the published guidelines of the NASDAQ Global Select Market and the conditions of the tender offer, we do not believe that our purchase of up to 10 million shares pursuant to the tender offer will result in delisting of the remaining shares on the NASDAQ Global Select Market. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the NASDAQ Global Select Market or eligible for deregistration under the Exchange Act.

        The shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board's margin rules and regulations.

        We currently intend to hold in treasury any shares purchased pursuant to the tender offer. Such shares will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ Global Select Market. We have no current plans for any such issuance of shares purchased in this tender offer other than in connection with the vesting or settlement of equity awards.

        We may, in the future, decide to purchase shares. Such repurchases may be made pursuant to the stock repurchase program authorized by the Board of Directors on October 21, 2010. This program allows us to purchase up to $25.0 million of our outstanding common stock through share repurchases until we release the results of operations for the year ending December 31, 2011. All such repurchases must be made in compliance with Rule 10b-18 of the Exchange Act and are subject to market conditions, share price, applicable legal requirements and other factors. As of August 31, 2011, $14,666,569 remained available for repurchase under this stock repurchase program. Whether or not we may make such repurchases or any additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, whether or not, in our judgment, such future repurchases would be accretive to earnings per share, our business and financial performance and situation, the business and market conditions at the time, including the market price of our shares, and such other factors as we may consider relevant. Any future repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of the tender offer. Rule 13e-4 of the Exchange Act prohibits the Company and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

        Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

  •
  any material change in our indebtedness or our capitalization;

  •
  any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on the NASDAQ Global Select Market;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and the vesting and/or settlement of outstanding restricted stock and restricted stock unit awards, as applicable, granted to certain employees (including directors and officers); or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer:

  •
  the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

        In accordance with the instructions to the Letter of Transmittal, each stockholder desiring to tender shares in the tender offer must properly indicate in the section captioned (1) "Shares Tendered at Price Determined by Stockholder" in the Letter of Transmittal the price (in multiples of $0.05) at which such stockholder is tendering Shares or (2) "Shares Tendered at Price Determined Pursuant to the Tender Offer" in the Letter of Transmittal that such stockholder will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

        If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $1.30 per share. Tendering stockholders who make this election should understand that the election may lower the purchase price and could result in such stockholder's shares being purchased at the minimum price of $1.30 per share.

        A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which such stockholder tenders shares, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.

        STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

        Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Book-Entry Delivery.    The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned "Special Delivery

Instructions" or captioned "Special Payment Instructions" on the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Guaranteed Delivery.    If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

  •
  the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ Global Select Market trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Stock Options.    Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. See "Proper Tender of Shares" above. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. It is possible that we will not purchase all of the shares received upon the exercise and conversion by an optionee and subsequently tendered in the tender offer.

        Gleacher & Company Securities, Inc. Employees' Retirement and Savings Plan.    Participants in the 401(k) Plan who hold shares in the Legacy Fund desiring to direct Reliance Trust Company, the trustee for the 401(k) Plan, to tender any shares held in the Legacy Fund in their accounts under the 401(k) Plan pursuant to the tender offer must instruct the trustee, through the tabulation agent, to tender such shares by properly completing, duly executing and returning to the tabulation agent the election forms sent separately to such participants. The tabulation agent will aggregate all such tenders, and the trustee will execute letters of transmittal on behalf of all 401(k) Plan participants desiring to tender shares held in the Legacy Fund under the 401(k) Plan. Delivery of a Letter of Transmittal by a participant in the 401(k) Plan who holds shares in the Legacy Fund with respect to any shares held in the Legacy Fund does not constitute proper tender of such shares. Only the trustee can properly tender any shares held in the Legacy Fund. The deadline for submitting election forms to the tabulation agent is earlier than the expiration date because of the need to tabulate participant instructions. If the tabulation agent does not receive a participant's instructions by at least 3 business days prior to the Expiration Date of the tender offer, the trustee will not tender any shares held in the Legacy Fund held on behalf of that participant. If a stockholder desires to tender shares owned outside of the 401(k) Plan or held in the 401(k) Plan through the self-directed Brokerage Account option, as well as shares held in the Legacy Fund, such stockholder must properly complete and duly execute a Letter of Transmittal for shares owned outside the 401(k) Plan or held in the 401(k) Plan through the self-directed Brokerage Account option and deliver such Letter of Transmittal directly to the Depositary (or otherwise follow the instructions of his or her broker, dealer, commercial bank, trust company or other nominee), and also follow the special instructions provided by us for directing the trustee to tender shares held in the Legacy Fund under the 401(k) Plan. Please direct any questions regarding the tender of shares held in the Legacy Fund or the withdrawal of shares held in the Legacy Fund previously tendered to the Information Agent in accordance with the procedures described in the separate materials provided to participants in the Legacy Fund under the 401(k) Plan.

        U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the Internal Revenue Service ("IRS"), unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or an exemption otherwise applies. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If a stockholder or other payee does not provide the Depositary with the correct taxpayer identification number, such stockholder or payee may be subject to penalties imposed by the IRS. Certain stockholders are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined in Section 13 below) to qualify as an exempt recipient, that Non-U.S Holder must submit an original Form W-8BEN containing an original signature or other applicable original form, signed under penalties of perjury, attesting to that Non-U.S. Holder's exempt status. Such applicable forms can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

        Gross proceeds payable pursuant to the tender offer to a Non-U.S. Holder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Non-U.S. Holder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed Form W-8BEN claiming such an exemption or reduction. Such form can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed Form W-8ECI claiming such exemption before payment is made. Such form can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

        Tender Constitutes an Agreement.    The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4; and (3) the tendered shares are not currently subject to any contractual or other restriction.

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

        Return of Unpurchased Shares.    If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact The American Stock Transfer & Trust Company, LLC, as Transfer Agent for our shares, at (877) 248-6417 (toll free) or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.     Withdrawal Rights.

        Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on November 10, 2011, the fortieth business day after September 14, 2011, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

        For a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must:

  •
  be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

        If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

        Participants in the 401(k) Plan who wish to withdraw previously tendered shares held in the Legacy Fund under the 401(k) Plan must follow the instructions found in the materials sent to them separately and complete a new direction form that is received by the tabulation agent by at least 3 business days prior to the expiration of the tender offer.

        Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

        We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will:

  •
  determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares so tendered and the prices specified by the tendering stockholder; and

  •
  accept for payment and pay for, and thereby purchase, up to 10 million shares properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date.

        For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 of the Letter of Transmittal.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6.     Conditional Tender of Shares.

        Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his or her own financial and tax advisors.

        After the Expiration Date, if more than 10 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 10 million (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after September 14, 2011 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

          (1)   there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase up to 10 million shares in the tender offer;

          (2)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

          (3)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

          (4)   there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on September 12, 2011, or any significant increase in interest rates;

          (5)   a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer); or

          (6)   the Company shall have determined that consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NASDAQ Global Select Market or otherwise cause the shares to be eligible for deregistration under the Exchange Act.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14.

8.     Price Range of Shares; Dividends.

        The shares are listed and traded on the NASDAQ Global Select Market under the trading symbol "GLCH." The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NASDAQ Global Select Market.

	Gleacher & Company, Inc.
	Market Price
	High	Low
2008
First Quarter	$1.90	$1.00
Second Quarter	2.69	1.75
Third Quarter	3.54	1.90
Fourth Quarter	3.26	1.53
2009
First Quarter	$3.37	$1.98
Second Quarter	6.00	3.20
Third Quarter	9.15	5.15
Fourth Quarter	9.16	4.31
2010
First Quarter	$4.79	$3.22
Second Quarter	4.62	2.54
Third Quarter	3.06	1.50
Fourth Quarter	2.91	1.54
2011
First Quarter	$2.58	$1.64
Second Quarter	2.47	1.74
Third Quarter through September 12, 2011	2.15	0.99

        On September 12, 2011, the last reported sale price of the shares on the NASDAQ Global Select Market was $1.04 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares.

        Our Board of Directors has not authorized and we have not declared or paid any cash dividends on our common stock in the last two years. We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future as we currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, where appropriate, to repurchase shares.

9.     Source and Amount of Funds.

        Since the Purchase Price will only be determined after the Expiration Date, the aggregate purchase price, including all related fees, will not be known until after that time. Assuming we purchase 10 million shares pursuant to the tender offer at an offer price not less than $1.30 and not more than $1.55 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $13,225,000 to $15,725,000 depending upon the actual Purchase Price. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

10.   Certain Information Concerning Us.

        General.    Gleacher & Company, Inc., together with its subsidiaries, is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising, research based investment analysis, and securities brokerage services, and through a new subsidiary, engages in residential mortgage lending. The Company offers a diverse range of products through its Investment Banking, Mortgage Backed/Asset Backed & Rates ("MBS/ABS & Rates"), Corporate Credit, and ClearPoint divisions. We were incorporated under the laws of the State of New York in 1985 and reincorporated in Delaware in 2010.

        Our business is dependent on our ability to attract, develop and retain highly skilled employees who are motivated and committed to providing the highest quality service and guidance to our clients. We continue to focus on unifying our brand, integrating our operations, expanding our business through internal growth and selective hiring of client-facing professionals, and identifying and completing consolidation opportunities.

        Our subsidiaries, Gleacher & Company Securities, Inc. ("Gleacher Securities") and Gleacher Partners, LLC, are registered as broker-dealers with the Commission and are members of the Financial Industry Regulatory Authority, Inc. and various exchanges. Gleacher Securities is also a member of the National Futures Association.

        Our headquarters are located at 1290 Avenue of the Americas, New York, New York 10104. Our telephone number is (212) 273-7100, and our internet address is www.gleacher.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

        Additional Information About Us.    We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

        Incorporation by Reference.    The rules of the Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed "filed" rather than "furnished").

SEC Filings	Period or Date Filed
Gleacher & Company, Inc. Annual Report on Form 10-K	Year ended December 31, 2010 (including certain information specifically incorporated by reference into the Annual Report on Form 10-K from Gleacher & Company, Inc.'s definitive proxy statement filed on April 25, 2011)
Gleacher & Company, Inc. Quarterly Report on Form 10-Q	Quarters ended June 30, 2011 and March 31, 2011
Gleacher & Company, Inc. Current Report on Form 8-K	August 22, 2011, August 2, 2011, July 13, 2011, May 20, 2010, May 9, 2010 and April 22, 2011

        You can obtain the documents described under "Additional Information" and any of the documents incorporated by reference in this document from us or from the Commission's web site at www.sec.gov. You can obtain the documents described under "Additional Information" and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from us at Attention: General Counsel, Gleacher & Company, Inc., 1290 Avenue of the Americas, New York, New York 10104, (212) 273-7100. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        As of August 31, 2011, we had 127,553,267 shares of our common stock issued and outstanding. The 10 million shares we are offering to purchase pursuant to the tender offer represent 7.84% of the shares outstanding as of August 31, 2011. As of August 31, 2011, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 50,816,935 shares of our common stock, representing approximately 39.73% of our outstanding shares, and MatlinPatterson beneficially owned 35,568,261 shares of our common stock, representing approximately 27.89% of our outstanding shares. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. MatlinPatterson has informed us that it also does not intend to participate in the tender offer. To our knowledge, none of our affiliates intend to tender any shares in the tender offer.

        The following table shows, as of August 31, 2011, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of August 31, 2011 are considered outstanding. These shares, however, are not considered outstanding as of August 31, 2011 when computing the percentage ownership of each other person. Percentage of ownership is based on 127,553,267 shares of our common stock outstanding on August 31, 2011.

        Assuming we purchase 10 million shares and that our directors, our executive officers and MatlinPatterson do not tender any shares pursuant to the tender offer, then after the tender offer, the directors and executive officers as a group will beneficially own approximately 43% of our outstanding shares, and MatlinPatterson will beneficially own approximately 30% of our outstanding shares. The business address of each of our directors and executive officers is 1290 Avenue of the Americas, New York, New York 10104. The business address of MatlinPatterson is 520 Madison Avenue, 35th Floor, New York, New York 10022.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 10 Million Shares and Directors, Executive Officers and MatlinPatterson Do Not Tender)	Deferred Stock Units(2)
MatlinPatterson FA Acquisition LLC(3)	35,568,261	27.89%	30.26%	—
FMR LLC(4)	7,779,658	6.10%	6.62%	—
Eric J. Gleacher, Chairman of Board(5)	14,393,745	11.28%	12.24%	—
Thomas J. Hughes, Chief Executive Officer and Director	—	*	*	1,000,000
John Griff, Chief Operating Officer	—	*	*	—
Patricia A. Arciero-Craig, General Counsel and Secretary(6)	153,136	*	*	168,840
Bryan Edmiston, Controller	15,000	*	*	11,905
Henry S. Bienen, Director	39,010	*	*	—
Marshall Cohen, Director(6)	123,853	*	*	—
Robert A. Gerard, Director(6)(7)	226,009	*	*	—
Mark R. Patterson, Director(3)	35,568,261	27.89%	30.26%	—
Christopher P. Pechock, Director	—	*	*	—
Bruce Rohde, Director(6)	228,047	*	*	—
Robert S. Yingling, Director	69,874	*	*	—
All directors and executive officers as a group (12 persons)(6)	50,816,935	39.73%	43.10%	1,180,745

*
Less than 1%.

(1)
Except as noted in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)
The amounts shown represent Restricted Stock Units ("RSUs") held under the 2007 Incentive Compensation Plan (the "Incentive Plan") that may possibly be exchanged for shares of common stock within 60 days of August 31, 2011 by reason of certain termination events, death or disability of the listed directors or officers as follows: Mr. Hughes: 1,000,000 upon certain terminations of employment, death or disability; Ms. Arciero-Craig: 126,659 upon certain terminations of employment or 168,840 upon death or disability; Mr. Edmiston: 11,905 upon certain terminations of employment, death or disability; and all directors and current executive officers as a group: 1,126,659 upon certain terminations of employment or 1,180,745 upon death or disability.

(3)
The indicated interest was reported on a Schedule 13D/A filed on August 27, 2009, with the Commission by MatlinPatterson FA Acquisition LLC on behalf of itself, MatlinPatterson Asset Management LLC, MP II Preferred Partners L.P., MatlinPatterson LLC, MP Preferred Partners GP LLC, David J. Matlin and Mark R. Patterson as beneficial owners of securities of the Company. Beneficial ownership of the shares held by MatlinPatterson FA Acquisition LLC—35,568,261 (shared voting and shared dispositive power) was also reported for: MP II Preferred Partners L.P.—35,568,261 (shared voting and shared dispositive power), MP Preferred Partners GP LLC—35,568,261 (shared voting and shared dispositive power), MatlinPatterson Asset Management LLC—35,568,261 (shared voting and shared dispositive power), MatlinPatterson LLC—35,568,261 (shared voting and shared dispositive power), David J. Matlin—35,568,261 (shared voting and shared dispositive power) and Mark R. Patterson—35,568,261 (shared voting and shared dispositive power). The address of MatlinPatterson FA Acquisition LLC is 520 Madison Avenue, 35th Floor, New York, New York 10022.

(4)
The indicated interest was reported on a Schedule 13G filed on February 14, 2011, with the Commission by FMR LLC on behalf of itself and Edward C. Johnson III as beneficial owners of securities of the Company. Beneficial ownership of the shares held by FMR—7,779,658 (sole dispositive power). Beneficial ownership was also reported for: Edward C. Johnson III—7,779,658 (sole dispositive power). The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)
Includes 10,000,000 shares held by the Eric J. Gleacher 2009 Grantor Retained Annuity Trust. Also includes 282,436 shares held in escrow and subject to forfeiture to satisfy any indemnification obligations pursuant to the Agreement and Plan of Merger, dated March 2, 2009. The address of Mr. Gleacher is c/o Gleacher & Company, Inc., 1290 Avenue of the Americas, New York, NY 10104.

(6)
Includes shares of common stock that may be acquired within 60 days of August 31, 2011 through the exercise of stock options as follows: Mr. Cohen: 123,853; Mr. Gerard: 162,712; Mr. Rohde: 128,047; and Ms. Arciero-Craig: 7,359; and all directors and current executive officers as a group: 421,971.

(7)
Includes 59,000 shares held by GFP, L.P., a limited partnership. Mr. Gerard is the General Partner and Investment Manager of GFP, L.P.

  Transactions with Executive Officers, Directors and Other Related Persons.

        Services Rendered to MatlinPatterson.    From time to time, in the ordinary course of its business, the Company provides investment banking services and brokerage services to MatlinPatterson, a significant stockholder of the Company, or its affiliated persons or entities. Investment banking revenues from related parties represent $0.0 million and $1.0 million of fees earned for the three months ended June 30, 2011 and 2010 respectively, and $0.00 million and $1.4 million for the sixth months ended June 30, 2011 and 2010, respectively, for underwriting and advisory engagements performed for MatlinPatterson or its affiliated persons or entities. For the three and six months ended June 30, 2011 and 2010, MatlinPatterson paid $0.0 million and $0.1 million, respectively, to Gleacher Securities for brokerage services provided to MatlinPatterson or its affiliated persons or entities.

        Gleacher Matters.    On June 5, 2009, pursuant to a merger agreement among the Company (as successor to Broadpoint Securities Group, Inc.), Gleacher Partners, Inc., now a wholly owned subsidiary of the Company, certain stockholders of Gleacher Partners Inc. and each of the holders of interests in Gleacher Holdings LLC other than Gleacher Partners Inc., the Company acquired Gleacher Partners, Inc. (the "Gleacher transaction"). In connection with the transaction, Mr. Eric J. Gleacher became our Chairman and a senior member of our Investment Banking Division and entered into an employment agreement and registration rights agreement with us that are each described below. We also entered into a trade name and trademark agreement with Mr. Gleacher, pursuant to which we obtained the right to use the "Gleacher" name in specified areas at no additional cost. Pursuant to the terms of the transaction, the Company agreed to appoint Mr. Gleacher to its Board of Directors and designate him Chairman of the Board. The Company also agreed that our Board of Directors would not take any action to remove Mr. Gleacher as a director for so long as he is employed under his employment agreement. The shares of our common stock issued to Mr. Gleacher in the transaction are subject to transfer restrictions for five years following the closing of the transaction (which may be accelerated in certain circumstances pursuant to the merger agreement).

        On October 29, 2010, former stockholders of Gleacher Partners, Inc. forfeited 308,701 shares of Company common stock to the Company, at a value of $2.22 per share, in satisfaction of certain tax claims arising as a result of the indemnification obligations of such holders under the merger agreement entered in connection with the Gleacher transaction. Of those shares, Mr. Gleacher forfeited 148,290 shares.

        Employment Arrangements.    The Company has an employment agreement and a letter agreement with Mr. Gleacher, our Chairman, and letter agreements with Messrs. Hughes and Griff, our Chief Executive Officer ("CEO") and Chief Operating Officer ("COO"), respectively, each of which is discussed below. Ms. Arciero-Craig, our General Counsel and Secretary, does not have an employment agreement with us, but has entered into a non-competition and non-solicitation agreement that is described below. Mr. Edmiston, our Controller, does not have an employment agreement or an offer letter with us.

        Gleacher Employment Agreement.    In connection with the Gleacher transaction, the Company, Gleacher Securities, Gleacher Partners LLC and Mr. Gleacher entered into an employment agreement that became effective on June 5, 2009. The employment agreement provides that Mr. Gleacher will be employed for a three-year term commencing on June 5, 2009, automatically extended for one additional year upon the third anniversary of the effective date unless notice that the agreement will not be extended is provided by either party at least six months prior to expiration. In addition, during the three-year term, when he is up for election, the Board of Directors will nominate him for election as a member of the Board of Directors and he will serve as Chairman of the Board of Directors. Mr. Gleacher is entitled to receive an annual base salary of $350,000 and to participate in our Investment Banking Division's annual investment banking bonus pool. Mr. Gleacher is also entitled to receive employee benefits on such basis as is comparable to those provided to our other senior employees, automobile transportation related benefits for business purposes that are no less favorable than those provided to him prior to the Gleacher transaction and reimbursement for all reasonable expenses incurred by him on the same basis as applied to him prior to the Gleacher transaction. Mr. Gleacher is also entitled to tax gross-up payments for any excise taxes he might incur as a result of payments made to him in connection with a change in control of the Company.

        In the event of the termination of Mr. Gleacher's employment by us without "cause," he will receive his base salary for twelve months following termination of employment; a prorated bonus for the fiscal year in which the twelve-month base salary continuation period ends; continuation of health insurance coverage paid by us for twelve months following termination; any earned but unpaid bonus; and continued vesting, in accordance with the schedules provided in the award agreements, of any equity compensation awards granted to him prior to termination of employment. If Mr. Gleacher terminates his employment for "good reason" (including no longer serving as Chairman of the Board of Directors following a change in control) or if his employment is terminated following (and due to) the expiration of his employment agreement, he will be entitled to any unpaid base salary and unpaid benefits; any earned but unpaid bonus; a prorated bonus for the year in which termination of employment occurs; and continued vesting or forfeiture in accordance with the schedules provided in the award agreements of any equity compensation awards granted to him prior to termination of employment.

        Hughes Employment Letter.    On April 18, 2011, the Company entered into an employment letter with Mr. Thomas J. Hughes to serve as the Company's CEO. The letter is for a term of three years, which started on May 2, 2011. The Company also agreed to nominate Mr. Hughes to our Board of Directors while he is employed as CEO during his employment term.

        During the term, we will pay Mr. Hughes an annual base salary of $750,000, and he will be eligible for an annual incentive bonus to be determined by the Executive Compensation Committee, based on achievement of performance goals set by the Executive Compensation Committee and the terms of our incentive plan. Any annual bonus awarded will be payable in a combination of cash and equity awards, with up to $250,000 of any such bonus to be paid in cash and the balance to be satisfied through the grant of equity awards. During the term, Mr. Hughes is entitled to employee and fringe benefits on the same basis as provided to our other senior executives from time to time.

        We also granted to Mr. Hughes the following initial equity awards:

  •
  stock options to purchase 3,000,000 shares of our common stock, with a per share exercise price equal to $1.85, the fair market value of a share of our common stock on the date of grant, and having a six-year term; and

  •
  RSUs with respect to 1,000,000 shares of our common stock settling when and as they vest.

        The awards will vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Hughes' continued employment with the Company (except as otherwise provided in the award agreements in connection with certain terminations of employment and described below).

        If, prior to a change in control, Mr. Hughes' employment is terminated by us other than for "cause," death or disability or he resigns for "good reason," he will be entitled to continue to receive his annual base salary during the one-year period immediately following his termination of employment.

        If, during the two-year period following a change in control, Mr. Hughes' employment is terminated by us other than for "cause," death or disability or he resigns for "good reason," he will be entitled to an amount equal to 1.5 times the sum of (a) his annual base salary and (b) the amount equal to 125% of his base salary, payable in equal installments over the one-year period following his termination of employment. All of Mr. Hughes outstanding unvested stock options and RSUs will vest if we terminate his employment without "cause" or he resigns for "good reason" during the two-year period following a change in control or he if dies or becomes disabled prior to the vesting of his stock options or RSUs.

        Griff Employment Letter.    On July 7, 2011, the Company entered into an employment letter with Mr. John Griff to serve as the Company's COO commencing July 18, 2011. Pursuant to the letter agreement, the Company will pay Mr. Griff an annual base salary of $350,000 and he will be eligible for an annual incentive bonus to be determined by the Executive Compensation Committee, not to be less than $350,000 with respect to the 2011 fiscal year, subject to the achievement of applicable performance goals and certain other requirements set forth in the letter agreement. The Company awarded Mr. Griff stock options to purchase up to 1,000,000 shares of Company common stock with a six-year term and a per share exercise price equal to the closing price of the Company's common stock on the date of grant ($1.46). The stock options will vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Griff's continued employment with the Company; provided, however, in the event that he is terminated without "cause" or resigns with "good reason" during the two-year period immediately following a change in control or he dies or becomes disabled, all of his outstanding unvested stock options will immediately vest.

        Arciero-Craig Non-Competition and Non-Solicitation Agreement.    On September 21, 2007, Ms. Patricia A. Arciero-Craig entered into a non-competition and non-solicitation agreement with the Company. Ms. Arciero-Craig also holds unvested RSUs that, in the event that her employment is terminated by us without "cause" or resigns for "good reason," will immediately vest or continue to vest, as applicable, and become payable in accordance with the terms of the original grant.

        Edmiston Equity Awards.    Mr. Bryan Edmiston does not have an employment agreement or offer letter with us, but he holds unvested RSUs that, in the event that his employment is terminated under certain circumstances, will continue to vest and become payable in accordance with the terms of the original grant.

        McNierney Letter Agreement.    In connection with the departure of Mr. Peter J. McNierney, the former President, interim CEO and a director of the Company, the Company and Mr. McNierney entered into a letter agreement. Pursuant to the letter agreement, Mr. McNierney executed a release of claims against the Company, and the Company paid Mr. McNierney approximately $2.0 million, including a $756,000 payment due to Mr. McNierney pursuant to a prior employment letter agreement. Mr. McNierney's vested stock options will remain exercisable until the expiration date set forth in the applicable stock option agreement and his vested RSUs will settle in accordance with their existing terms. Stock options under Mr. McNierney's stock option agreements that were unvested as of the date of Mr. McNierney's resignation were forfeited.

        Kugler Letter Agreement.    In connection with the departure of Mr. Jeffrey Kugler, the Company's former Chief Financial Officer, the Company and Mr. Kugler entered into a letter agreement. Pursuant to the letter agreement, portions of equity awards granted to Mr. Kugler totaling approximately 43,000 shares of the Company's common stock were immediately vested, subject to Mr. Kugler's execution and non-revocation of a release of claims with respect to the Company. All other restricted stock and RSUs that were unvested as of Mr. Kugler's departure date were forfeited. In addition, subject to certain conditions and compliance with applicable restrictive covenants, Mr. Kugler will receive a continuation of his base salary through December 31, 2011.

        Fensterstock Letter Agreement.    In connection with the departure of Mr. Lee Fensterstock, the Company's former CEO, the Company and Mr. Fensterstock entered into a letter agreement. The outstanding equity award agreements governing Mr. Fensterstock's outstanding RSUs provide for the continued vesting of such awards and Mr. Fensterstock's outstanding unvested stock options became immediately exercisable. Mr. Fensterstock's rights in connection with the equity incentive awards were conditioned upon his continued compliance with certain post-employment restrictive covenants set forth in his employment agreement and the non-competition restriction contained in the letter agreement.

        Turner Letter Agreement.    In connection with the departure of Mr. Robert Turner, the Company's former Chief Financial Officer, the Company and Mr. Turner entered into a letter agreement. Pursuant to the terms of the letter agreement, Mr. Turner's termination of employment was treated as being not for "Cause" for the purposes of his outstanding equity awards, resulting in the continued vesting of his outstanding RSUs through the initial vesting date. Mr. Turner's rights in connection with the equity incentive awards were conditioned upon his continued compliance with certain post-employment restrictive covenants set forth in the equity award agreements.

        Equity Award and Benefit Plans.

        1999 Long-Term Incentive Plan.    The 1999 Long-Term Incentive Plan (the "1999 Plan") provides for awards in a variety of forms, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), nonqualified stock options, stock appreciation rights, restricted shares or performance units. Stock options granted under the 1999 Plan have an exercise price equal to the fair market value of shares of the Company's common stock on the date of grant. Equity awards are no longer granted under the 1999 Plan, but the plan remains in operation in order to administer outstanding awards.

        2001 Long-Term Incentive Plan.    The 2001 Long-Term Incentive Plan (the "2001 Plan") provides for awards in a variety of forms, including, nonqualified stock options, stock appreciation rights, restricted shares or performance units. Stock options granted under the 2001 Plan have an exercise price equal to the fair market value of shares of the Company's common stock on the date of grant. Equity awards are no longer granted under the 2001 Plan, but the plan remains in operation in order to administer outstanding awards.

        Incentive Plan and 2003 Non-Employee Directors Stock Plan.    The Incentive Plan provides for awards in a variety of forms, including, incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options, restricted stock, stock appreciation rights, RSUs or performance units. The Incentive Plan imposes a limit on the number of shares of the Company's common stock that may be subject to awards. Stock options granted under the Incentive Plan have been granted with exercise prices not less than fair market value of our common stock on the date of grant, typically vest in equal annual installments over a three-year period (generally subject to continued employment) and expire five to ten years after grant date, with stock options granted to executive officers since 2008 expiring after six years. Restricted stock granted under the Incentive Plan typically vest in equal annual installments over a three-year period (generally subject to continued employment).

        The 2003 Non-Employee Directors Stock Plan (the "Directors Plan"), provides for awards in the form of stock options or restricted stock to be granted to our non-employee directors. As described below under "Director Compensation Arrangements," stock options granted under the Directors Plan have been granted with exercise prices not less than fair market value of our common stock on the date of grant, typically vest over a one-year period and expire five to ten years after the grant date. Restricted stock typically vests 1/2 on the date that is six months following the date of grant and in 1/12th increments over the next six months.

        As of August 31, 2011, there were 25,378,806 shares available for grant under the Incentive Plan and 1,301,238 shares under the Directors Plan.

        Deferred Compensation Plans.    We maintain nonqualified deferred compensation plans for our key employees, as well as for professionals and other highly compensated employees (the "Nonqualified Deferred Compensation Plans"). The employees entered into subordinated loans with Gleacher Securities to provide for the deferral of compensation and employer allocations under the Nonqualified Deferred Compensation Plans. The accounts of the participants of the Nonqualified Deferred Compensation Plans are credited with earnings and/or losses based on the performance of various investment benchmarks selected by the participants. Maturities of the subordinated debt were based on the distribution election made by each participant, which may be deferred to a later date by the participant. As of February 28, 2007, the Company no longer permits any new amounts to be deferred under the Nonqualified Deferred Compensation Plans; however, principal debt repayment requirements are ongoing until 2016 and occur on or about April 15th of each year.

        Director Compensation Arrangements.    The Company pays non-employee directors an annual cash retainer of $50,000, an additional annual cash retainer of $25,000 to the Chair of the Audit Committee and the Chair of the Executive Compensation Committee and an additional annual cash retainer of $15,000 to each member of the Audit Committee (other than the Chair). Each individual director may elect to receive his or her retainer(s) in the form of stock options or restricted stock rather than cash. The Company also grants to non-employee directors either an award of stock options worth $50,000 (as determined by the Board of Directors) or $50,000 of shares of restricted stock as elected by the non-employee director. Directors who are not non-employee directors do not receive any compensation for their service as members of the Board of Directors.

        In March 2010, the Directors Committee recommended to the Board of Directors, and the Board of Directors approved, the following vesting schedules, to be applied retroactively to previously granted non-employee director equity awards and to all future non-employee director equity awards:

  •
  stock options to purchase shares of Company common stock vest in twelve equal monthly installments from their original date of grant; and

  •
  awards of restricted stock (or RSUs to the extent available under the plan) vest with respect to 50% of the underlying shares of common stock on the date that is six months from their date of grant and with respect to the remaining 50% of the underlying shares of common stock in six equal monthly installments on each monthly anniversary of their date of grant occurring during the seventh through twelfth months following their date of grant.

The Directors Committee may, in its discretion, grant one-off equity awards under the Directors Plan to non-employee directors. The Directors Committee periodically assesses compensation levels for directors and may make changes to elements of the director compensation program in the future.

  Other Agreements and Arrangements Relating to the Company's Securities.

        Stock Repurchase Program.    On October 27, 2010, the Company announced that its Board of Directors approved a stock repurchase program whereby the Company is authorized to purchase shares of its common stock for up to $25.0 million. This program commenced in 2011. The Company had purchased during the three and six months ended June 30, 2011, approximately 2.2 million and 5.1 million, respectively, shares of common stock for approximately $4.5 million and $10.3 million, respectively. As of August 31, 2011, $14,666,569 remained available for repurchase under this stock repurchase program.

        June 2009 Gleacher Registration Rights Agreement.    On June 5, 2009, upon the closing of the Gleacher transaction, the Company and Mr. Gleacher entered into a registration rights agreement. The registration rights agreement entitles Mr. Gleacher, subject to limited exceptions, to have his shares included in any registration statement filed by the Company in connection with a public offering solely for cash, a right often referred to as a "piggyback registration right." Mr. Gleacher also has the right to require the Company to prepare and file a shelf registration statement to permit the sale to the public from time to time of the shares of Company common stock that Mr. Gleacher received on the closing of the transaction. However, the Company is not required to file the shelf registration statement prior to the third anniversary of the closing of the transaction. The Company has agreed to pay all expenses in connection with any registration effected pursuant to the registration rights agreement. The registration rights agreement may be amended with the consent of the Company and the written consent of the holders representing a majority of Company common stock that is registrable pursuant thereto.

        October 2008 Acquisition of American Technology Research, Inc.    On October 2, 2008, the Company acquired 100% of the outstanding common shares of American Technology Research, Inc. Per the stock purchase agreement, the sellers are entitled to receive future contingent consideration consisting of approximately 100% of the profits earned by the Equities division in the fourth quarter of fiscal year 2008 and all of fiscal years 2009, 2010 and 2011, up to an aggregate of $15.0 million in profits. The sellers are also entitled to receive earn-out payments consisting of 50% of such profits in excess of $15.0 million. All such earn-out payments will be paid 50% in cash and, depending on the recipient thereof, either 50% in Company common stock, subject to transfer restrictions lapsing ratably over the three years following issuance, or 50% in restricted stock from the 2007 Incentive Compensation Plan, subject to vesting based on continued employment. The Company had accrued contingent consideration of $0.0 million for the year ended December 31, 2010 and for the six months ended June 30, 2011.

        June 2008 Mast Private Placement and Registration Rights Agreement.    On June 27, 2008, the Company entered into a preferred stock purchase agreement with Mast Credit Opportunities I Master Fund Limited, a Cayman Islands corporation ("Mast") for the issuance and sale of (i) 1,000,000 newly issued unregistered shares of Series B Preferred Stock and (ii) warrants to purchase 1,000,000 shares of the Company's common stock, at an exercise price of $3.00 per share, for an aggregate cash purchase price of $25.0 million. On September 28, 2010, the Company redeemed all of the issued and outstanding shares of its Series B Preferred Stock and the warrants remain outstanding. The warrants are subject to customary anti-dilution provisions and expire June 27, 2012.

        Concurrently with the execution of the preferred stock purchase agreement, the Company and Mast entered into a registration rights agreement, dated as of June 27, 2008 with respect to the shares of the Company's common stock that are issuable to Mast pursuant to the warrant (the "Warrant Shares"). Pursuant to the registration rights agreement, Mast has the right to request registration of the Warrant Shares if at any time the Company proposes to register common stock for its own account or for another, subject to certain exceptions for underwriting requirements. In addition, under certain circumstances Mast may demand a registration of no less than 300,000 Warrant Shares. The Company must register such Warrant Shares as soon as practicable and in any event within forty-five days after the demand. The Company will bear all of the costs of all such registrations other than underwriting discounts and commissions and certain other expenses.

        Concurrently with the execution of the Preferred Stock Purchase Agreement, the Company and Mast entered into a preemptive rights agreement. The preemptive rights agreement provides that in the event that the Company proposes to offer or sell any equity securities of the Company below the current market price, the Company shall first offer such securities to Mast to purchase; provided, however, that in the case of equity securities being offered to MatlinPatterson, Mast shall only have the right to purchase its pro rata share of such securities (based upon common stock ownership on a fully diluted basis). If Mast exercises such right to purchase the offered securities, Mast must purchase all (but not a portion) of such securities for the price, terms and conditions so proposed. The preemptive rights do not extend to (i) common stock issued to employees or directors pursuant to a plan or agreement approved by the Board of Directors, (ii) issuance of securities pursuant to a conversion of convertible securities, (iii) stock splits or stock dividends or (iv) issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise.

        March 2008 Private Placement and Registration Rights Agreements.    On March 4, 2008, the Company entered into a stock purchase agreement with MatlinPatterson, Mast and certain other individual investors for the issuance and sale of unregistered shares of common stock of the Company.

        Concurrently with the execution of the stock purchase agreement, the Company entered into a registration rights agreement, dated as of March 4, 2008, with Mast with respect to the shares that Mast purchased in the private placement (the "Mast Shares"). Pursuant to the registration rights agreement, the Company filed a shelf registration statement with the Commission for the registration resale of the Mast Shares that was declared effective by the Commission. The Company agreed to bear all of the costs of the registration other than underwriting discounts and commissions and certain other expenses.

        The Company also entered into an amendment to the registration rights agreement with MatlinPatterson and certain co-investors dated as of September 21, 2007 that, among other things, made the shares purchased by MatlinPatterson and the co-investors pursuant to the stock purchase agreement subject to the registration rights agreement.

        September 2007 Private Placement to MatlinPatterson and Registration Rights Agreement.    On September 21, 2007, the Company entered into a registration rights agreement with MatlinPatterson and certain co-investors in connection with the closing of the issuance and sale of unregistered shares of common stock of the Company to MatlinPatterson and the co-investors pursuant to an investment agreement. The registration rights agreement provides MatlinPatterson and the co-investors with certain demand registration rights and piggyback registration rights with respect to the shares of common stock purchased pursuant to the investment agreement. The Company would bear all of the costs of any registration other than underwriting discounts and commissions and certain other expenses.

        Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our subsidiaries, our or our subsidiaries' executive officers and directors, our control persons, or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the sixty days prior to the date of this document, except as follows or otherwise disclosed herein:

  •
  On May 9, 2011, the Company granted to Mr. Hughes the following equity awards:

  •
  stock options to purchase 3,000,000 shares of Company common stock, with a per share exercise price equal to $1.85, the fair market value of a share of our common stock on the date of grant, and having a six-year term; and

  •
  RSUs with respect to 1,000,000 shares of Company common stock settling when and as they vest.

    The awards will vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Hughes' continued employment with the Company (except as otherwise provided in the award agreements in connection with certain terminations of employment).

  •
  On August 4, 2011, the Company awarded Mr. Griff stock options to purchase up to 1,000,000 shares of Company common stock with a six-year term and a per share exercise price equal to the closing price of the Company's common stock on the date of grant ($1.46). The awards will vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Griff's continued employment with the Company (except as otherwise provided in the award agreement in connection with certain terminations of employment).

  •
  On August 4, 2011, the Company awarded Mr. Robert A. Gerard, a director, stock options to purchase 59,524 shares of Company common stock with a six-year term and a per share exercise price equal to $1.53. The awards will vest in equal monthly installments of approximately one-twelfth of the total grant over a twelve-month period, commencing on September 4, 2011 through August 4, 2012.

        Agreements, Arrangements or Understandings.    Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.   Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13.   Certain U.S. Federal Income Tax Consequences.

        The following is a discussion of the material U.S. federal income tax consequences relevant to the tender offer. This discussion is based upon the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the U.S. federal income tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with shares held as "capital assets" within Section 1221 of the Code (generally, property held for investment) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of the particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, Non-U.S. Holders, partnerships or other pass through entities or persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction). In particular, different rules may apply to shares acquired as compensation. This discussion does not consider the effect of any alternative minimum taxes, any state, local or foreign tax laws or any U.S. tax considerations (e.g., estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of shares. In addition, this discussion does not address the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

        We have not sought, nor do we expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the tender offer or that any such position would be sustained.

        As used herein, a "U.S. Holder" means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes.

        The United States federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for United States federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding should consult their tax advisors about the United States federal income tax consequences of a sale of shares pursuant to the tender offer.

        Beneficial owners of shares who are Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

        Non-Participation in the Tender Offer.    Holders of shares who do not participate in the tender offer will not incur any U.S. tax liability as a result of the consummation of the tender offer.

        Exchange of Shares Pursuant to the Tender Offer by U.S. Holders.    An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the tender offer will, depending on such U.S. Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

        Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a "complete termination" of such U.S. Holder's entire equity interest in us under Section 302(b)(3) of the Code, (ii) results in a "substantially disproportionate" redemption with respect to such U.S. Holder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Section 302(b)(1) of the Code (collectively, the "Section 302 Tests"). In applying the Section 302 Tests, a U.S. Holder must take into account both our stock owned directly by the U.S. Holder and our stock that such U.S. Holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our stock owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. The receipt of cash by a U.S. Holder will be a "complete termination" of the U.S. Holder's equity interest in us if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are exchanged pursuant to the tender offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the exchange of shares for cash pursuant to the tender offer and, with respect to shares constructively owned by the U.S Holder immediately after the tender offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under the procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the "complete termination" test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver. An exchange of shares for cash will be a "substantially disproportionate" redemption with respect to a U.S. Holder if the percentage of the then outstanding shares actually and constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the shares actually and constructively owned by such U.S. Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who is not a member of our board of directors or senior management should be treated as "not essentially equivalent to a dividend." U.S. Holders should consult their tax advisors regarding the application of the Section 302 Tests in their particular circumstances.

        If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder's holding period for the shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Gain or loss must be determined separately for blocks of shares acquired at different times or at different prices. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

        If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the U.S. Holder's allocable portion of our current and accumulated earnings and profits. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder's basis in the shares exchanged, and any remainder will be treated as capital gain. Any such gain will be capital gain and generally will be long-term capital gain if the U.S. Holder's holding period for the shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends without reduction for the tax basis of the shares exchanged. To the extent that a purchase of a U.S. Holder's shares by us in the tender offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder's remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the U.S. Holder.

        To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable exceptions and limitations), and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

        We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

        See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

14.   Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

        Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $1.55 or decrease the price to be paid per share below $1.30 per share or otherwise change the price range to be paid for shares or increase or decrease the number of shares being sought in the tender offer (but, in the case of an increase, only if we increase the number of shares being sought by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.   Fees and Expenses.

        We have retained Gleacher & Company Securities, Inc. to act as the Dealer Manager in connection with the tender offer. The Dealer Manager will receive customary fees for their services. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred by them in connection with the tender offer and to indemnify the Dealer Manager against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Gleacher & Company Securities, Inc. has rendered various investment banking and other services to us in the past and may continue to render such services, for which it has received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, Gleacher & Company Securities, Inc. and its affiliates may hold positions, for their own accounts or on behalf of their customers, in our securities. We have retained MacKenzie Partners, Inc. to act as Information Agent and The American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        Reliance Trust Company, the trustee for the 401(k) Plan, and Standard Retirement Services, the 401(k) tabulation agent, each receive reasonable compensation for its services and is reimbursed for certain out-of-pocket expenses pursuant to arrangements with us to act as trustee and tabulation agent, respectively, for the 401(k) Plan. Under those arrangements, no separate fee is payable to the trustee or the tabulation agent in connection with the tender offer other than an administrative fee and reimbursement of any out-of-pocket costs.

        We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 8 in the Letter of Transmittal.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

September 14, 2011.

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By Registered, Certified Mail or First Class Mail:	By Overnight Courier:	By Hand:
The American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	The American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	The American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Call Toll Free:(877) 248-6417
Fax:(718) 234-5001
Confirmation of fax:(718) 921-8317

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET
FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)
E-mail: tenderoffer@mackenziepartners.com
or
 Call Toll Free (800) 322-2885

The Dealer Manager for the Tender Offer is:

Gleacher & Company Securities, Inc.
1290 Avenue of the Americas
New York, New York 10104
(212) 273-7100

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER